Exhibit 10.04
AGREEMENT OF LEASE
BETWEEN
MELVYN J. POWERS AND MARY P. POWERS
D/B/A M&M REALTY
(“LESSOR”)
AND
ADVANCED TECHNOLOGY MATERIALS, INC.
(“LESSEE”)
For Premises Located At:
7 Commerce Drive
Danbury, Connecticut 06810
Dated: December 23, 1994

TABLE OF CONTENTS

1. DEFINITIONS	1

2. PREMISES	3

3. USE AND COMPLIANCE	4

4. ENVIRONMENTAL PROVISIONS	5

5. FIXED RENT	8

6. REAL ESTATE TAXES	9

7. INSURANCE AND INDEMNITY	10

8. LESSOR’S RIGHT OF ENTRY	11

9. REPAIRS AND MAINTENANCE	12

10. ALTERATIONS	13

11. DAMAGE AND DESTRUCTION	15

12. SIGNS	16

13. UTILITIES	16

14. EMINENT DOMAIN	16

15. ASSIGNMENT AND SUBLETTING	17

16. LESSEE’S DEFAULT, REMEDIES	18

17. WAIVER OF SUMMARY PROCESS	19

18. HOLDING OVER	19

19. LESSEE’S PERSONALTY	20

20. NOTICE	20

21. SECURITY DEPOSIT	21

22. BROKERAGE	21

23. RENEWAL TERM	22

24. END OF TERM	22

25. WAIVER	22

26. SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE	23

27. ESTOPPEL CERTIFICATE	23

28. NOTICE OF LEASE	23

29. DEFINITION OF LESSOR	24

30. LIMITATION ON LIABILITY	24

31. TERMS AND HEADINGS	24

32. INVALIDITY	24

33. LESSOR’S SIGNS	24

34. QUIET ENJOYMENT	25

35. LESSOR’S DEFAULT	25

36. ATTORNEY’S FEES	25

37. ACCORD AND SATISFACTION	26

38. BINDING EFFECT	26

39. ENTIRE AGREEMENT AND GOVERNING LAW	26

EXHIBIT A	PREMISES

EXHIBIT B	LESSOR’S WORK

EXHIBIT C	LESSEE’S INITIAL WORK

EXHIBIT D	LESSEE’S ADDITIONAL WORK

EXHIBIT E	TRI-PARTITE AGREEMENT

EXHIBIT F	ESCROW AGREEMENT

EXHIBIT G	ENVIRONMENTAL SURVEY

THIS AGREEMENT OF LEASE (this “Lease”) made as of the 23rd day of December, 1994, by and between MELVYN J. POWERS and MARY P. POWERS, individuals d/b/a M&M REALTY, with an office address at 7 Finance Drive, Danbury, Connecticut 06810 (together, the “Lessor”) and ADVANCED TECHNOLOGY MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware with an office address at 7 Commerce Drive, Danbury, Connecticut 06810 (the “Lessee”).
WITNESSETH AS FOLLOWS:
1. DEFINITIONS.
1.1. As used in this Lease, the following words and phrases shall have the meaning indicated:
(a) “Additional Rent”: All amounts payable by Lessee to Lessor under this Lease other than Fixed Rent, whether or not expressly stated to constitute Additional Rent.
(b) “Affiliate(s)”: As to any Person, any other person which Controls or is under common Control with, or is Controlled by such Person.
(c) “Building”: That building containing approximately 72,710 rentable square feet and known as 7 Commerce Drive, Danbury, Connecticut 06810.
(d) “Business Day”: Any day other than:
(i) A Saturday or Sunday; or
(ii) A federal or state holiday.
(e) “Commencement Date”: The first (1st) day of September, 1995.
(f) “Control(s)(led)”: The direct or indirect ownership of more than fifty (50%) percent of all the voting stock of a corporation or more than fifty (50%) percent of the legal and equitable interests in any other type of business entity.
(g) “Fee Mortgagee”: Any holder of a loan secured by a mortgage on, or deed of trust with respect to, Lessor’s fee simple interest in the Building and/or the Premises or any part thereof, now or hereafter existing.
(h) “Fixed Rent”: The annual rent described in Section 5 of this Lease.
(i) “Governmental Entity”: Any federal, state, county, village, township or local government or quasi-government agency, department, office, board or bureau having jurisdiction over the Premises or any portion thereof.
(j) “Initial Term”: A ten (10) year period commencing on the Commencement Date and ending on the 31st day of August, 2005.

(k) “Laws”: All laws, statutes, ordinances, rules, regulations, orders, restrictions and other requirements of any Governmental Entities, present or future, having jurisdiction over or affecting the Premises or the terms and conditions of this Lease, including, (without limitation), the Americans with Disabilities Act, as the same may be amended from time to time.
(l) “Lease Year”:
(i) The twelve (12) month period commencing on the Commencement Date; and
(ii) Each twelve (12) month period commencing on each anniversary of the Commencement Date.
(m) “Lessee’s Additional Work”: The work more particularly described in Exhibit D attached hereto and made a part hereof.
(n) “Lessee’s Initial Work”: The work more particularly described in Exhibit C attached hereto and made a part hereof.
(o) “Lessee’s Initial Work Completion Date”: The first (1st) day of May, 1995.
(p) “Lessee’s Personalty”: Those items of Lessee’s personal property now or hereafter situated at the Premises and more particularly described in Section 19 below.
(q) “Lessor’s Work”: The work more particularly described in Exhibit B attached hereto and made a part hereof.
(r) “Permits”: All licenses, permits and other written authorizations necessary to permit the construction, development, ownership, use and occupancy of the Premises in full compliance with the Laws.
(s) “Person”: A natural person, a partnership, a corporation or any other form of business or legal association or entity.
(t) “Premises”: The Building and the real property upon which the Building is situated, together with any other improvements constructed thereon, which real property is more particularly described in Exhibit A attached hereto and made a part hereof.
(u) “Real Estate Taxes”: All taxes, assessments, water and sewer rents, and other charges levied upon the ownership of the Premises by any public or quasi-public authority having jurisdiction. Subject to Section 6.5 below, Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax, or capital levy or taxes, license fees or other charges on the Rent received by Lessor.

(v) “Renewal Option”: Lessee’s option to lease the Premises for the Renewal Term, as described in Section 23 below.
(w) “Renewal Term”: A further term of five (5) years following the Initial Term in the event that Lessee shall exercise the Renewal Option.
(x) “Rent”: The Fixed Rent and the Additional Rent together.
Certain other words and phrases are defined elsewhere in this Lease, and are indicated by the use of initial capital letters.
2. PREMISES.
2.1. In consideration of the Rent hereby reserved and the covenants herein contained and on the part of Lessee to be paid, performed and observed, and expressly subject to the provisions of Section 2.5 below, Lessor does hereby demise and lease unto Lessee, and Lessee hereby hires from Lessor, the Premises, for the Initial Term, unless sooner terminated pursuant to any provision of this Lease or pursuant to law.
2.2. It is agreed, stipulated and understood that Lessee is currently in sole occupation of the entire Premises, pursuant to an Agreement of Sublease (the “Sublease”) dated as of August 1, 1990 and made by and between National Semiconductor Corporation (“NSC”) and Lessee, which Sublease expires as of August 30, 1995 and that accordingly Lessee hereby accepts the Premises absolutely and irrevocably in an “as is” and “with all faults” condition, and Lessee hereby expressly warrants and stipulates that except as may be hereinafter set out, neither Lessor, nor any agent or employee of Lessor has made any representation or warranty of any description whatsoever with respect to the Premises or any matters or circumstances related to or affecting the same, and Lessee’s execution and delivery of this Lease is and shall at all times be construed as resulting solely from Lessee’s independent knowledge of the Premises, provided that nothing in this Section 2.2 shall be construed as limiting Lessor’s obligations pursuant to Section 2.4 and Section 9 below.
2.3. Prior to the Lessee’s Initial Work Completion Date, Lessee shall, at Lessee’s sole cost and expense, perform and complete in a good and workmanlike manner, Lessee’s Initial Work.
2.4. Prior to the Commencement Date (but subject to Lessee’s compliance with the provisions of Section 2.3 above), Lessor shall, at Lessor’s sole cost and expense, perform and complete in a good and workmanlike manner, Lessor’s Work. In the event that Lessee shall fail to complete Lessee’s Initial Work prior to the Lessee’s Initial Work Completion Date, then without in any way reducing or otherwise modifying Lessee’s obligations hereunder, Lessor shall be entitled to a period of time following the Commencement Date for the completion of Lessor’s Work which is equal to the number of days between the Lessee’s Initial Work Completion Date and the date upon which the completion of Lessee’s Initial Work actually occurs.

2.5. Notwithstanding any other provision herein contained, it is hereby expressly agreed, stipulated and understood that this Lease and all rights, duties and liabilities hereunder are entirely subject to the receipt by Pullman & Comley (“Escrowee”) of the sum of One Million Dollars ($1,000,000.00) in immediately available funds from NSC (the “Restoration Sum”), which Restoration Sum represents the monies referred to in a certain Tri-Partite Agreement to be executed by NSC, Lessor and Lessee and delivered together with the Restoration Sum (the “Agreement”), the form of which Agreement is attached hereto as Exhibit E and made a part hereof. Upon Escrowee’s receipt of the Restoration Sum and execution and delivery of the Agreement by all parties thereto, Escrowee shall deliver $250,000.00 to Lessor, which amount shall be deemed earned by Lessor uopn receipt, and shall retain the remaining $750,000.00 representing the “Escrow Sum” pursuant to the provisions of the Escrow Agreement made of even date herewith by and among Lessor, Lessee and Escrowee, a copy of which is attached hereto as Exhibit F and made a part hereof. The Escrow Sum shall be disbursed as provided in the Escrow Agreement. In the event that the provisions of this Section 2.5 are not satisfied by January 17, 1995, then either Lessor or Lessee may, at their option, deliver written notice to the other canceling this Lease, and upon receipt of such notice, this Lease shall automatically terminate so that this Lease shall thereafter be null and void and of no further effect, and neither Lessor nor Lessee shall have any further rights, duties and liabilities hereunder.
3. USE AND COMPLIANCE.
3.1. Lessee may use the Premises for any legally permitted use provided that Lessee shall not permit, allow or cause any obnoxious, disturbing or offensive odors, fumes, gas, noise, or any smoke, dust, steam or vapors, or allow sound or vibration, to originate in or to be emitted from the Building and Lessee shall not use the Premises in any other manner which has the effect of causing a nuisance to other occupants of the business park in which the Premises are situated (the “Park”) or which would materially detract from the value or character of the Premises or the Park. Lessor acknowledges that, to the best of Lessor’s knowledge, Lessee’s use of the Premises during the term of the Sublease has been in compliance with the provisions of this Section 3.1.
3.2. Lessor shall, at Lessor’s sole cost and expense, be responsible for ensuring that the Building and the Premises are as of the Commencement Date and at all times thereafter during the Initial Term and the Renewal Term (if appropriate) in full compliance with all Laws, provided that Lessor shall not be responsible for the following, which shall be the responsibility of Lessee, at Lessee’s sole cost and expense:
(a) ensuring that the Premises and the Building remain in compliance with all Laws where the need for such compliance arises as a result of Lessee’s particular use of the Premises, whether or not such use shall be herein permitted;

(b) ensuring that all Alterations (as hereinafter defined) and all Lessee’s Initial Work and all Lessee’s Additional Work (insofar as may be appropriate) are in compliance with all applicable Laws;
(c) ensuring that the roof of the Building remains in compliance with all applicable Laws, provided that Lessor hereby represents and warrants that as of the Commencement Date (or upon the completion of the roof, if later) the roof shall be in compliance with all applicable Laws; and
(d) ensuring that all interior structural walls or any other such item for which Lessee is responsible pursuant to the provision of Section 9.2 below remain in compliance with all applicable Laws.
Notwithstanding any of the foregoing, it is agreed and understood that nothing contained in this Section 3.2 shall modify in any way whatever the respective obligations of Lessor and Lessee with respect to repair and maintenance of the Premises pursuant to the provisions of Section 9 below.
4. ENVIRONMENTAL PROVISIONS.
4.1. Without prejudice to the generality of Section 3 above, it is agreed and understood that Lessee shall comply with any and all present and future environmental laws, ordinances, rules, codes, regulations and standards applicable to the Premises and the business conducted therein by Lessee. In particular (but without limitation) Lessee shall obtain and maintain any and all permits, licenses, certificates or other authorizations now or hereafter necessary, lawful and/or proper in order to conduct such business. Copies of all such permits, licenses, certificates and authorizations shall be delivered to Lessor at or prior to the execution of this Lease, and Lessor shall be supplied with copies of all renewals thereof.
4.2.
(a) The term “Hazardous Substances” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous waste, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any Governmental Entity.
(b) Lessee shall not cause or permit to occur:
(i) Any violation of any Laws, related to environmental conditions on, under, or about the Premises arising from Lessee’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or
(ii) Any violation of any Laws, related to the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance, arising from Lessee’s use or occupancy of the Premises.

(c) Lessee, at Lessee’s sole cost and expense, shall comply with all Laws regulating the use, generation, storage, transportation or disposal of Hazardous Substances and Lessee shall, at Lessee’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all Governmental Entities under any and all such environmental Laws.
(d) Should any Governmental Entity or other competent body demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge or other release of Hazardous Substances occurring during the term of this Lease, at or from the Premises which arises at any time from Lessee’s use of occupancy of the Premises, then Lessee shall, at Lessee’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Lessee shall carry out all such cleanup plans.
(e) At any time during the Initial Term or the Renewal Term (as appropriate) Lessee shall, if so requested by Lessor, within thirty (30) days of such written request or immediately after such request if in Lessor’s opinion an emergency exists, provide all requested information, in writing, regarding the generation, use, storage, release, discharge, spillage, loss, seepage or emanation of any Hazardous Substances from or on the Premises. Further, upon five (5) days written notice to Lessee (except in case of emergency where no notice shall be required) Lessor may enter onto the Premises and cause to be conducted and completed, by engineers, consultants, and others selected by Lessor, such investigations, studies, sampling and testing of the condition of the Premises as Lessor in its sole discretion shall deem appropriate. Lessee agrees to cooperate with Lessor and all persons retained by Lessor to conduct such investigations and to provide them with all requested access to the Premises. In the event that such investigation reveals the presence of any Hazardous Substances in contravention of any environmental Laws, arising out of Lessee’s use or occupancy of the Premises, Lessor shall have the option of terminating this Lease, unless the same are removed and disposed of in compliance with all applicable environmental Laws within ninety (90) days of Lessee receiving notice thereof. If Lessor elects not to terminate this Lease, Lessee at Lessee’s sole cost and expense, shall immediately take all actions necessary to comply with any such environmental Laws. No such investigation, termination or other action by Lessor and no attempts by Lessor to mitigate damages shall constitute a waiver of any of Lessee’s obligations hereunder. Notwithstanding the foregoing, Lessor may request such information and enter upon the Premises no more often than twice in any Lease Year, unless Lessor has reasonable grounds to believe that Hazardous Substances are present thereat, in contravention of such environmental Laws.

(f) Lessee agrees to indemnify, hold harmless and reimburse Lessor and Lessor’s officers, directors, beneficiaries, shareholders, partners, agents and employees, if any, against, from and for any losses, claims, demands, damages, suits, actions, judgments, fines, penalties, liabilities (joint or several), costs and expenses (including, without limitation, fees and expenses of legal counsel for Lessor, consultant fees and expenses of investigation and laboratory costs) to which Lessor may be subjected, or which Lessor may pay, incur or sustain, in consequence of (i) any presence, discharge, spillage, uncontrolled loss, seepage, emanation or filtration of any Hazardous Substances upon or from the Premises occurring hereafter or directly or indirectly caused by events or actions occurring during the Initial Term and (if appropriate) the Renewal Term arising from Lessee’s use or occupancy of the Premises; (ii) the violation by Lessee of any environmental Laws; (iii) any personal injury (including wrongful death) or damage to property (whether real or personal) caused, directly or indirectly, by an occurrence described in (i) or (ii) above; and (iv) any breach of any representation or warranty contained in this Section 4.2.
(g) Lessor agrees to indemnify, hold harmless and reimburse Lessee and Lessee’s officers, directors, beneficiaries, shareholders, partners, agents and employees, if any, against, from and for any losses, claims, demands, damages, suits, actions, judgments, fines, penalties, liabilities (joint or several) costs and expenses (including, without limitation, fees and expenses of legal counsel for Lessee, consultant fees and expenses of investigation and laboratory costs) to which Lessee may be subjected, or which Lessee may pay, incur or sustain, in consequence of any presence, discharge, spillage, uncontrolled loss, seepage, emanation or filtration of any Hazardous Substances at the Premises which occurs as a result of the willfulness or negligence of Lessor or of Lessor’s agents or employees.
4.3.
(a) Attached hereto as Exhibit G and made a part hereof is a copy of an Environmental Shutdown Management Overview (the “Environmental Survey”) carried out by Maguire Group, Inc. with respect to the Premises and addressed to NSC and dated the third (3rd) day of August, 1990. Without prejudice to the generality of Lessee’s obligations pursuant to Section 4.2 above, it is agreed and understood that not later than six (6) months prior to the termination of the Initial Term or the Renewal Term (as appropriate) Lessee shall conduct environmental groundwater and soil testing to the extent contained in the Environmental Survey, using the same testing methods, limits and locations as contained in the Environmental Survey and shall provide Lessor with a copy of the results thereof. In the event that the same shall indicate an increase in the levels of any contaminants in the groundwater and/or the soil over the levels shown in the Environmental Survey, Lessee shall, promptly at Lessee’s sole cost and expense, carry out all remediation necessary to restore the groundwater and/or soil in question to a condition at least equivalent to the levels indicated in the Environmental Survey, or the more stringent of any applicable local, state or federal clean-up levels, whichever is greater. In the event that Lessee shall fail to fulfill Lessee’s obligations hereunder, then Lessor shall be permitted (without hereby creating any obligation) to carry out the same and Lessee shall promptly reimburse Lessor for all costs incurred by Lessor in so doing, which sum shall be payable as Additional Rent hereunder within ten (10) days of receiving an invoice for the same. It is agreed and understood that Lessee shall not be responsible for any such remediation if it can prove that any such increase in the levels of any contaminants did not result from Lessee’s use or occupancy of the Premises.

(b) Notwithstanding the foregoing, it is agreed and understood that Lessee shall carry out the Phase II Environmental Survey (the “New Survey”) required pursuant to the provisions of the Sublease, and Lessee shall provide Lessor with a copy of the New Survey within ten (10) days of the same being delivered to Lessee. In the event that the same shall indicate an increase in the levels of any contaminants in the groundwater and/or the soil over the levels shown in the Environmental Survey, Lessee shall, promptly at Lessee’s sole cost and expense, carry out all remediation necessary to restore the groundwater and/or soil in question to a condition at least equivalent to the levels indicated in the Environmental Survey, or the more stringent of any applicable local, state or federal clean-up levels, whichever is greater. In the event that Lessee shall fail to fulfill Lessee’s obligations hereunder, then Lessor shall be permitted (without hereby creating any obligation) to carry out the same and Lessee shall promptly reimburse Lessor for all costs incurred by Lessor in so doing, which sum shall be payable as Additional Rent hereunder within ten (10) days of receiving an invoice for the same. It is agreed and understood that Lessee shall not be responsible for any such remediation if it can prove that any such increase in the levels of any contaminants did not result from Lessee’s use or occupancy of the Premises.
5. FIXED RENT.
5.1. During the first three (3) Lease Years of the Initial Term, commencing September 1, 1995, Lessee shall pay as Fixed Rent, by way of checks made out to the order of Lessor (or as Lessor shall direct) and mailed to Lessor at Lessor’s above-referenced office address (or to such person or address as may otherwise from time to time be directed by Lessor in writing) the annual sum of FOUR HUNDRED FIFTY-EIGHT THOUSAND SEVENTY-THREE AND 00/100 ($458,073.00) DOLLARS, payable in advance on the first Business Day of each month, in equal monthly installments of THIRTY-EIGHT THOUSAND ONE HUNDRED SEVENTY- TWO AND 75/100 ($38,172.75) DOLLARS.
5.2. During the second three (3) Lease Years of the Initial Term, commencing September 1, 1998, Lessee shall pay as Fixed Rent, by way of checks made out to the order of Lessor (or as Lessor shall direct) and mailed to Lessor at Lessor’s above-referenced office address (or to such person or address as may otherwise from time to time be directed by Lessor in writing) the annual sum of FOUR HUNDRED SEVENTY-ONE THOUSAND EIGHT HUNDRED EIGHTY-SEVEN AND 88/100 ($471,887.88) DOLLARS, payable in advance on the first Business Day of each month, in equal monthly installments of THIRTY-NINE THOUSAND THREE HUNDRED TWENTY-THREE AND 99/100 ($39,323.99) DOLLARS.
5.3. During the final four (4) Lease Years of the Initial Term, commencing on September 1, 2001, Lessee shall pay as Fixed Rent, by way of checks made out to the order of Lessor (or as Lessor shall direct) and mailed to Lessor at Lessor’s above-referenced office address (or to such person or address as may otherwise from time to time be directed by Lessor in writing) the annual sum of FOUR HUNDRED EIGHTY-FIVE THOUSAND SEVEN HUNDRED TWO AND 76/100 ($485,702.76) DOLLARS, payable in advance on the first Business Day of each month, in equal monthly installments of FORTY THOUSAND FOUR HUNDRED SEVENTY-FIVE AND 23/100 ($40,475.23) DOLLARS.

5.4. In the event that Lessee shall exercise the Renewal Option pursuant to Section 23 below, then during the Renewal Term, Lessee shall pay as Fixed Rent, by way of checks made out to the order of Lessor (or as Lessor shall direct) and mailed to Lessor at Lessor’s above-referenced office address (or to such person or address as may otherwise from time to time be directed by Lessor in writing) the annual sum of FIVE HUNDRED THOUSAND TWO HUNDRED FORTY-FOUR AND 72/100 ($500, 244.72) DOLLARS, payable in advance on the first Business Day of each month, in equal monthly installments of FORTY-ONE THOUSAND SIX HUNDRED EIGHTY-SEVEN AND 06/100 ($41,687.06) DOLLARS.
6. REAL ESTATE TAXES.
6.1. Lessee shall be responsible for the payment of all Real Estate Taxes and from and after the Commencement Date, Lessee, following receipt from Lessor of Real Estate Tax bill(s) with respect to the Premises, shall promptly pay the same directly to the appropriate Governmental Entity, as Additional Rent hereunder. Appropriate apportionments shall be made as of the Commencement Date, and on the termination of the Initial Term (or upon the termination of the Renewal Term, if appropriate) between Real Estate Taxes payable by Lessee hereunder, and Real Estate Taxes payable by Lessor.
6.2. Notwithstanding anything contained in Section 6.1 above, it is agreed and understood that in lieu of paying Real Estate Taxes directly, Lessee will make a monthly escrow payment to Lessor with respect to Real Estate Taxes, in the event that such an escrow is required of Lessor by any Fee Mortgagee, such monthly escrow payment to be in the amount required by any such Fee Mortgagee (but not to exceed one-twelfth (1/12th) of the estimated Real Estate Taxes, plus any initial payment required in order to fund such escrow), provided however, that in such event, Lessor shall maintain such tax escrow payments in an interest bearing account, and all interest earned shall be accounted for and paid to Lessee on a quarterly basis. It is agreed and understood that Lessor shall use all reasonable efforts to resist the imposition of any such tax escrow by any existing or future Fee Mortgagee.
6.3. Lessee shall also pay:
(a) All taxes which may be levied, imposed or assessed against Lessee’s Personalty and/or any leasehold improvements made by or on behalf of Lessee following the Commencement Date, Lessee’s leasehold interest, Lessee’s right to occupy the Building and/or the Premises and any other taxes incident to the operation of Lessee’s business therein; and
(b) Any business license fees required for the operation of Lessee’s business.

6.4. Provided that Lessee shall pay seventy-five (75%) percent of the amount of any Real Estate Taxes which Lessee proposes to dispute, or such other percentage as may from time to time be required pursuant to the provisions of C.G.S. Section 12-53(d) or any successor thereto, Lessee may contest the validity or amount (including the assessed valuation of the Premises) of any Real Estate Taxes payable by Lessee hereunder. In the event of any such contest, the payment of the remaining part of the Real Estate Taxes may be deferred during the pendency of the same, provided the same is diligently prosecuted, and Lessor agrees, without cost or expense to Lessor, to join such contest and provide reasonable assistance to Lessee upon Lessee’s request, provided that Lessee shall be entitled to receive the full amount of any refund applicable to any period of occupancy by Lessee. Nothing herein contained, however, shall be construed so as to allow such items to remain unpaid for such length of time as would permit the Premises, or any part thereof, to be sold by any Governmental Entity for non-payment of Real Estate Taxes. Within thirty (30) days after the due and payable amount of the contested Real Estate Taxes is determined by a final, unappealable judgment, Lessee shall pay the amount so determined, together with any penalties, interest and expenses payable therewith.
6.5. In the event that at any time during the Initial Term, or the Renewal Term (if appropriate) the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu thereof, or as an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise upon the rents received from such real estate and the improvements thereon, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be payable by Lessee, as if the same were expressly defined as the Real Estate Taxes hereunder.
7. INSURANCE AND INDEMNITY.
7.1. Throughout the Initial Term and the Renewal Term (if appropriate) Lessee shall, at Lessee’s sole cost and expense, maintain or cause to be maintained such insurance coverages as Lessor from time to time shall reasonably request and which are generally consistent with insurance coverages required of other tenants in similar buildings and businesses in the Danbury area, and initially Lessee shall maintain the following coverages in the following amounts (the “Required Insurance”):
(a) “All Risk” insurance coverage, on a full replacement cost basis, covering the Building and all other buildings, improvements (including any plate glass) and fixtures now or hereafter constituting part of the Premises (but not including any improvements made by Lessee) written in favor of Lessor and all Fee Mortgagees of which Lessee has notice, as their interests may appear, with Lessor named as loss payee;
(b) Commercial general liability insurance (broad form) with respect to the Premises and the conduct and operation of business thereat, on an “occurrence coverage” basis with Lessor and all Fee Mortgagees of which Lessee has notice, named as additional insureds, with limits of not less than FOUR MILLION AND 00/100 ($4,000,000.00) DOLLARS combined single limit for any one occurrence of bodily injury, personal injury or death to any number of persons and for property damage, which coverage may be placed in any combination of primary and umbrella and/or excess policies;

(c) Fire and extended coverage insurance with respect to any Alterations made by Lessee, Lessee’s Personalty and any such other items belonging to and situated in the Building, in amounts equal to the full replacement value thereof, naming Lessee as the sole loss payee;
(d) Any other insurance required for compliance with any applicable Laws.
7.2. Lessee shall deliver to Lessor binders or certificates evidencing the required insurance at lease ten (10) Business Days prior to the Commencement Date. Lessee shall procure and pay for renewals of the required insurance before the expiration thereof, and Lessee shall deliver to Lessor binders or certificates evidencing such renewal within thirty (30) days of the expiration of any existing policy. All such policies shall be issued by companies approved by Lessor (which approval shall not be unreasonably withheld or delayed) and licensed to do business in the State of Connecticut, and shall contain a provision whereby the same cannot be changed, cancelled or not renewed (including, without limitation, for nonpayment of premium) unless Lessor and all Fee Mortgagees of which Lessee has notice, are given at least thirty (30) days’ prior written notice of such change, cancellation or non-renewal. All such policies shall be written on an “occurrence coverage” basis.
7.3. Lessee hereby covenants and agrees, to indemnify and hold harmless Lessor and all Fee Mortgagees from and against any and all loss, cost, liability and/or expense (including attorneys fees) that may arise from the date hereof up to the termination of this Lease, howsoever and whensoever determined, on account of or arising out of negligent or intentional act or omission of Lessee or of Lessee’s agents, contractors, servants, employees or invitees on or about the Premises.
8. LESSOR’S RIGHT OF ENTRY.
8.1. Lessor, all Fee Mortgagees, and their respective agents and representatives, at all reasonable times and upon written notice in advance (except in cases of emergency) may enter the Premises for the purpose of (i) inspection thereof; (ii) making such repairs, replacements, alterations or additions to the Premises as Lessor may be required or permitted to carry out under this Lease; (iii) exhibiting the Premises to prospective lenders and purchasers; or (iv) exhibiting the Premises to prospective tenants, purchasers or other persons within the last ninety (90) days of the Initial Term or the Renewal Term (if appropriate) in each case without imposing any extra obligation or obligations upon Lessor, provided that Lessor shall be accompanied by an agent of Lessee at all times (except in cases of emergency), and shall not damage the Premises or unreasonably interfere with the Lessee’s use and enjoyment of the Premises.

9. REPAIRS AND MAINTENANCE.
9.1. From and after the Commencement Date, Lessor, at Lessor’s sole cost and expense, shall repair, maintain and keep in good condition the footing, foundations and structural walls of the Building, but not including the roof of the Building (except that Lessor shall be responsible for any defect in workmanship or materials in Lessor’s Work) and further excepting any structural repairs or maintenance required as a result of the negligence of Lessee, or of Lessee’s agents, contractors, servants, employees or invitees on or about the Premises, or which otherwise arises as a result of Lessee’s use of the Premises for activities different from those currently conducted therein.
9.2. From and after the Commencement Date, Lessee, at Lessee’s sole cost and expense, shall repair, maintain and keep in good condition the roof of the Building and the roof structure following completion of the same by Lessor (subject to Lessor’s responsibilities contained in Section 9.1 above) and the interior of the Building which shall include all systems and equipment within the Building including (but not limited to) repair and maintenance of all elevators, HVAC systems, boilers, mechanical systems, electrical systems, sprinklers, security systems, plumbing systems and associated equipment within the Building, and Lessee shall also be responsible for any repairs or maintenance which would otherwise be the responsibility of Lessor pursuant to Section 9.1 above, but the need for which arises as a result of Lessee’s activities as therein more particularly described. Notwithstanding the foregoing, Lessee shall not be responsible for any such repairs and maintenance, the need for which arises as a result of the negligence of Lessor or of Lessor’s agents, contractors, servants, employees or invitees.
9.3. Lessee shall at all times keep the hallways and entrances to the Building free and clear of debris, and shall also provide for interior janitorial service (including carpet maintenance), interior painting (and re-painting, where necessary), replacement of lighting ballasts and bulbs, and interior and exterior window cleaning.
9.4. Lessee shall, at Lessee’s sole cost and expense, repair and maintain, in a manner consistent with comparable first-class office space in Fairfield County, Connecticut, the parking area, access roads, sidewalks, lawns and planting areas at the Premises, which maintenance shall include (as necessary, desirable and/or appropriate) the mowing, landscaping, plowing, sanding and sweeping thereof. With respect to the access roads that do not form a part of the Premises but are within the Park, Lessor shall maintain the same in a manner consistent with that of comparable business parks, including paving, sanding and plowing the same, and Lessee shall pay Lessee’s pro rata share of the cost thereof to Lessor, as reasonably determined by Lessor.
9.5. Lessee shall not permit, allow or cause any act or deed to be performed or any practice to be adopted or followed on the Premises and/or within the Building which shall cause or be likely to cause injury or damage to any person or to the Premises or to any part thereof. Lessee at all times shall keep the Premises and the Building in a neat and orderly condition and clean and free from rubbish, dirt and other miscellaneous items. Lessee shall make provision for adequate refuse containers to be placed upon the Premises in areas to be designated by Lessor and shall cause the same to be emptied periodically. Lessee shall deposit all refuse in such containers and shall keep the area around the same reasonably neat and attractive.

9.6. Without prejudice to the generality of the obligations of Lessee pursuant to this Section 9, it is agreed and understood that any time during the Initial Term and/or the Renewal Term (as appropriate) Lessee shall, at Lessee’s sole cost and expense, and in a good and workmanlike manner, perform and complete Lessee’s Additional Work. With respect to the carrying out of Lessee’s Additional Work, Lessor shall be provided with a reasonable opportunity to bid for the carrying out of the same, and insofar as the same are applicable, Lessee shall otherwise comply with all of the provisions of Section 10 below. In the event that Lessee shall have failed to commence Lessee’s Additional Work within six (6) months prior to the expiration of the Initial Term (if Lessee shall have failed to exercise Lessee’s option for the Renewal Term pursuant to Section 23 below) or in the event that Lessee shall have failed to commence Lessee’s Additional Work within six (6) months of the end of the Renewal Term, then Lessor shall have the right (but not the obligation) to enter the Premises and carry out Lessee’s Additional Work for the account of Lessee, and all reasonable costs and expenses incurred by Lessor in so doing shall be paid by Lessee within ten (10) Business Days after demand thereafter by Lessor (which demand may be by way of installment as the work progresses) as Additional Rent hereunder.
10. ALTERATIONS.
10.1. Lessee shall not, without first obtaining Lessor’s written consent, make or perform, or permit the making or performance of, any alterations, installations, improvements, additions and/or other physical changes in, to or upon the Building, interior or exterior, or the Premises or any portion thereof (“Alterations”), provided, however, that minor items of repair, adjustment and decoration not exceeding a cost of $50,000.00 for any one project (soft costs and hard costs together) shall not be deemed “Alterations” for the purposes of this Lease, but only if such minor items of repair are strictly non-structural in nature.
10.2. Notwithstanding the obtaining of Lessor’s consent to any Alterations, all Alterations shall be made and performed at Lessee’s sole cost and expense. Further, it is agreed, stipulated and understood (i) that together with Lessee’s request for Lessor’s consent to any Alterations, Lessee shall submit to Lessor detailed plans and specifications and such other information with respect to the proposed Alterations as Lessor shall reasonably request, (ii) that Lessor shall be provided with reasonable opportunity to bid with respect to carrying out of any Alterations, and (iii) that if the Alterations are not to be carried out by Lessor, then Lessee shall deliver notice to Lessor of the name and address of the proposed contractor, and if Lessor objects to such contractor carrying out Alterations to the Premises and can show reasonable grounds for such objection (which shall not be simply based upon professional competition) then Lessee shall not employ such contractor to carry out the Alterations in question.

10.3. Prior to the commencement of any proposed Alterations, Lessee shall furnish to Lessor duplicate original policies of (or Certificates of Insurance evidencing) worker’s compensation insurance covering all persons employed by Lessee in connection with such Alterations, including those to be employed by all contractors and subcontractors and such policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Lessor and shall be maintained by Lessee or by the applicable contractors or subcontractors, as the case may be, until the completion of such Alterations. Lessee shall also furnish partial waivers of mechanics liens for all work performed and paid for in connection with such Alterations, and copies of all necessary Permits.
10.4. In the event that any mechanics or other lien or any notice of intention to file a lien is filed against the Premises in connection with any Alterations, Lessee shall promptly cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or any other method permitted by law, and in any event, within sixty (60) days after receiving notice of the same. Lessee shall indemnify and save Lessor harmless from and against all costs, liabilities, suits, penalties, claims, and demands (including reasonable counsel fee and disbursements) in connection with the commencement and prosecution of the foreclosure of any such mechanics or other lien. If Lessee shall fail to comply with the foregoing provisions, Lessor shall have the option (but not the obligation) of paying and discharging or bonding any such lien, the cost thereof to be payable by Lessee to Lessor within ten (10) days of receiving a bill therefor, as Additional Rent hereunder.
10.5. Notwithstanding Lessor’s approval of plans and specifications for any Alterations, all Alterations shall be made and performed in full compliance with all applicable Laws then in effect and all necessary Permits, and all materials and equipment to be incorporated in the Building as a result of any Alterations shall be of a quality consistent with that existing at the date thereof. Lessor shall jointly sign any application made by Lessee for any building permit whether or not the work in question requires Lessor’s consent hereunder.
10.6. Approval by Lessor of any plans, specifications or selection of materials by Lessee in connection with any Alterations shall not constitute an assumption of any responsibility by Lessor of any kind, including (but not limited to) as to their accuracy or sufficiency. Lessee shall be solely responsible for such plans, specifications and the selection of materials. Lessee covenants and agrees to indemnify Lessor and hold Lessor harmless against and from any and all claims, costs, suits, damages and liability whatsoever arising out of or as a result of any Alterations performed by Lessee or by Lessee’s contractors, subcontractors, agents or employees, including reasonable attorneys fees for the defense thereof.
10.7. All Alterations and any replacements therefor, whether temporary or permanent in character, which are made by Lessee pursuant to the provisions of this Section 10 (unless the same shall constitute Lessee’s Personalty pursuant to the provisions of Section 19.1 below) shall be the property of Lessor immediately upon the installation of the same and shall remain upon and be surrendered with the Premises as a part thereof at the expiration of the Initial Term or, if appropriate, the Renewal Term, without compensation to Lessee. Notwithstanding the foregoing, at the expiration of the Initial Term or Renewal Term (as appropriate) Lessor shall have the option to require Lessee, at Lessee’s sole cost and expense, to restore the Premises to their condition prior to the carrying out of such Alterations, ordinary wear and tear excepted, provided that it is agreed and understood that this option of Lessor shall not apply to Lessee’s Initial Work or Lessee’s Additional Work, and provided further that Lessor shall only be permitted to require such restoration in the event that Lessor made such a requirement an express condition of Lessor’s consent to such Alterations at the time such consent was granted.

11. DAMAGE AND DESTRUCTION.
11.1. In the event that the Building is damaged or destroyed by fire or other casualty so that (i) more than one half (1/2) of the rentable square feet of the Building is rendered untenantable, or (ii) Lessee reasonably determines that the undamaged portion of the Building is not reasonably adequate for the conduct of Lessee’s normal business operations, then Lessor or Lessee may elect to terminate this Lease by written notice to the other, given within sixty (60) days after the date of such damage or destruction. Any notice given hereunder shall specify a date for the expiration of this Lease, upon which date the Initial Term of the Renewal Term (as appropriate) shall expire and Lessee shall quit, surrender and vacate the Premises, and this Lease shall thereupon be rendered void and of no further effect, provided however that such expiration shall be without prejudice to all rights, duties and obligations arising under this Lease prior thereto, so that all Rent as equitably adjusted, shall be paid up to the date of expiration, and any Rent paid by Lessee on account of any period subsequent to such date, shall be promptly returned by Lessor to Lessee. All insurance proceeds shall be the sole and absolute property of Lessor.
11.2. In the event that neither Lessor nor Lessee shall terminate this Lease pursuant to Section 11.1 above following any such damage or destruction, or in the event that less than one half (1/2) of the rentable square feet of the Building is rendered untenantable, then as promptly as possible, but in any event within one hundred twenty (120) days of the date on which Lessor obtains the insurance proceeds attributable thereto (the “Restoration Commencement Date”), Lessor shall repair and restore the Building to the condition the same was in at the date hereof (or as near as possible thereto) provided that all such repair and restoration shall be subject to the receipt by Lessor of sufficient insurance proceeds, it being hereby agreed and understood that Lessor shall not have any obligation to use any monies other than said insurance proceeds for the purpose of such repair and restoration. It is further agreed and understood that Lessor shall not be responsible for repair or restoration of any Alterations made by Lessee or responsible for the replacement of Lessee’s Personalty. In the event that any such repair or restoration is not completed within one hundred twenty (120) days from the Restoration Commencement Date then subject to any force majeure preventing the same, Lessee may elect to terminate this Lease in the manner set out in Section 11.1 above. During any such repair and restoration, until the same shall have been substantially completed, the Rent payable hereunder shall be prorated, according to that proportion of the Building which remains usable by Lessee for the conduct of Lessee’s normal business operations.

12. SIGNS.
12.1. Lessee shall have the right, at Lessee’s sole cost, to erect, install, display and maintain in or upon the Premises, both exterior and interior signs and lettering, provided that the design and location of the same shall be subject to the reasonable approval of Lessor, to be granted or denied within thirty (30) days of submission thereof to Lessor. Lessee’s current sign and lettering are hereby expressly approved by Lessor.
13. UTILITIES.
13.1. Lessee shall procure for Lessee’s own account and shall pay the cost for the use of all gas, electric, telephone, heat, air conditioning, sewer, water and other utilities consumed in or at the Premises by Lessee during the Initial Term or the Renewal Term. It is agreed and understood that Lessor shall not be responsible for any interruption in service with respect to any of the foregoing, unless caused by the willfulness or gross negligence of Lessor.
14. EMINENT DOMAIN.
14.1. Lessor and Lessee agree that should all or substantially all (meaning ninety (90%) percent or more) of the Building and/or the Premises be taken (which term when used herein shall include any conveyance made in avoidance or settlement of condemnation or eminent domain proceedings) by any Governmental Entity whether by eminent domain or condemnation proceeds (a “Taking”) then this Lease shall cease and terminate as at the date of the Taking, and the Rent shall be paid up to such date, and thereafter this Lease shall be null and void and of no further effect.
14.2. Lessor and Lessee agree that in the event of a partial taking (a “Partial Taking”) of the Premises which does not constitute a Taking under Section 14.1 above, where at least sixty (60%) percent of the Premises (which shall include at least fifty (50%) percent of the Building) can be used (practicably and legally) by Lessee for the same purposes as prior to the Partial Taking, this Lease shall continue in effect as to that part of the Premises remaining after such Partial Taking. In the event of a Partial Taking which does not fulfil the foregoing criteria, then either party may, upon notice to the other, delivered no later than sixty (60) days after the date on which Lessee shall have received notice of such Partial Taking, terminate this Lease, as of the date of such Partial Taking.
14.3. In the event of a Partial Taking which does not result in the termination of this lease (for whatever reason) the amount of Rent payable during the remainder of the Initial Term, or, if appropriate, the Renewal Term, shall be prorated according to the square footage of the Building still usable by Lessee, and Lessor shall, at Lessor’s expense (but only to the extent of the net award or other compensation available to Lessor for the improvements taken or conveyed, after deducting all expense in connection with obtaining the same) make all necessary alterations (subject to applicable Laws) so as to constitute the remaining portion of the Building a complete architectural unit, consistent with the quality and character of the same at the date hereof, provided that Lessor shall have no obligations with respect to any Alterations carried out by Lessee, which shall be restored by Lessee, at Lessee’s expense.

14.4. All awards and compensation for any Taking or Partial Taking shall be the property of Lessor, and Lessee hereby assigns to Lessor all of Lessee’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Initial Term or the Renewal Term (as appropriate). Notwithstanding the foregoing, Lessee shall be entitled to claim, prove and receive in the condemnation proceeding, such award or compensation as may be allowed for Lessee’s trade fixtures and for the unamortized cost (if any) of Lessee’s Personalty and for loss of business, goodwill, moving expenses, depreciation or injury to and cost of removal of stock in trade and for the unamortized cost of any Alterations made by Lessee, provided the same does not reduce any award to or claim of Lessor.
14.5. Lessor shall deliver to Lessee prompt notice of any proposed Taking or Partial Taking.
15. ASSIGNMENT AND SUBLETTING.
15.1. Lessee shall not be permitted to assign Lessee’s interest under this Lease or any part thereof, provided, however, that a transfer of (i) a controlling interest of the capital stock of Lessee or (ii) all or substantially all of the assets of Lessee located at the Premises to a person or entity having a consolidated net worth in excess of $4,000,000.00, shall not be considered an “assignment” for the purposes of this Section 15.1 and shall not require Lessor’s consent. Lessee shall not be permitted to mortgage or otherwise encumber Lessee’s interest in the Premises, or any part thereof, without the prior written consent of Lessor, which consent shall not be unreasonably conditioned, withheld or delayed. Lessee may not sublet all or any part or parts of the Premises without the prior written consent of Lessor. If Lessee shall desire to sublet, Lessee shall first submit in writing to Lessor a notice setting forth in reasonable detail:
(a) The identity and the address of the proposed subtenant (a “Proposed Subtenant”);
(b) The nature and character of the business of the Proposed Subtenant and the proposed use of the Premises by the Proposed Subtenant;
(c) Banking, financial and other credit information relating to the Proposed Subtenant, reasonably sufficient to enable Lessor to determine the Proposed Subtenant’s financial responsibilities; and
(d) The effective date of the proposed subletting.
Lessor shall only be able to take the foregoing factors into account for the purpose of granting or withholding consent to proposed subletting, and Lessor may not take into account the financial terms contained in any agreement made between Lessee and a Proposed Subtenant with respect to any proposed subletting. In the event that Lessor shall fail to respond to a proposed subletting within twenty (20) days of notice by Lessee, Lessor shall be deemed to have approved the same.

15.2. Notwithstanding the provisions of Section 15.1 above, it is agreed and understood that upon prior notification to Lessor, Lessee may sublet all or any part of the Premises to any Affiliate.
16. LESSEE’S DEFAULT, REMEDIES.
16.1. The happening of either one of the following events (an “Event of Default”), shall constitute a breach of this Lease on the part of Lessee:
(a) The failure of Lessee to pay any Rent due hereunder and the continued failure to pay the same for seven (7) days or more after the due date thereof; and
(b) Default by Lessee in the performance of any non-monetary obligation hereunder, and the continuance of such default for thirty (30) days after Lessor shall have given Lessee a notice specifying the nature of the same, provided, however, that if the curing of any such default cannot reasonably be completed within such thirty (30) day period, no Event of Default shall be deemed to have occurred if Lessee promptly commences to cure and correct such default and thereafter cures the same within a reasonable time, taking into account all relevant circumstances.
16.2. Upon the happening of any Event of Default (a) Lessor, if Lessor shall so elect, may collect such installment of Rent hereunder as and when the same becomes due, or (b) Lessor or any other person by Lessor’s order may re-enter the Premises without process of law and may either elect to terminate this Lease, or not to terminate this Lease but terminate Lessee’s right to possession and occupancy, and relet the Premises, or part or parts thereof, to any person, firm or corporation, as the agent of Lessee, for whatever rent Lessor shall obtain, applying the monies obtained from such re-letting first to the payment of such reasonable expenses as Lessor may incur in the re-entering and re-letting of the Premises, or part or parts thereof, including (but not limited to) all necessary repair work, repossession costs, brokerage commissions, legal expenses, attorneys fees and the collection of rent therefrom, and then to the payment of the Rent due hereunder and the fulfillment of all other covenants of Lessee. In the event of a surplus, Lessor shall pay such surplus monies to Lessee. In the case of a deficiency, Lessee shall pay to Lessor an amount equal to such deficiency each month, upon demand therefor.
16.3. After an Event of Default, the acceptance of Rent or failure to re-enter by Lessor shall not be held to be a waiver of Lessor’s right to terminate this Lease, and Lessor may re-enter and take possession of the Premises as if no Rent had been accepted after an Event of Default. All of the remedies given to Lessor in this Lease pursuant to an Event of Default by Lessor are in addition to all other rights or remedies to which Lessor may be entitled at law or in equity. All remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

16.4. Notwithstanding any of the foregoing, it is agreed and understood that Lessor shall use commercially reasonable efforts to re-let the Premises to one or more tenants upon vacation thereof by Lessee, following an Event of Default, in order to mitigate damages. Any such re-letting shall be on commercially reasonable terms and conditions, but Lessor shall have full right and authority to offer such rent-free periods or other such inducements as Lessor may reasonably consider necessary or desirable.
16.5. Without prejudice to any of Lessor’s rights and remedies following an Event of Default, as herein contained, or at law, in the event that Lessee shall neglect or fail to perform or observe any of the non-monetary covenants on the part of Lessee herein contained, or if Lessee shall fail to continue to conclusion the action necessary to remedy such an Event of Default, with diligence or dispatch, Lessor, at Lessor’s option may perform the same for the account of Lessee and all reasonable costs and expenses paid by Lessor for such purpose shall be paid by lessee within ten (10) Business Days after demand therefor by Lessor, as Additional Rent hereunder.
16.6. In the event that any installment of Fixed Rent or any sum of Additional Rent due hereunder is not paid by Lessee to Lessor upon the due date therefor (taking into account any applicable grace period herein provided for) then without prejudice to any and all of Lessor’s rights and remedies following such default (whether herein contained or existing at law or in equity) it is agreed, stipulated and understood that as Additional Rent hereunder, Lessee shall pay to Lessor a penalty in the amount of five (5%) percent of the overdue amount, such sum to be payable together with the overdue Fixed Rent or Additional Rent in question.
17. WAIVER OF SUMMARY PROCESS.
17.1. Whenever this Lease shall terminate, either by lapse of time or by virtue of any of the express stipulations herein, Lessee waives any rights Lessee may have to the receipt of any notice to quit possession, pursuant to any relevant Laws, now or hereafter existing.
18. HOLDING OVER.
18.1. In the event that Lessee shall (with or without the written consent of Lessor endorsed hereon or upon any duplicate hereof) at any time holdover the Premises beyond the Initial Term, or, if appropriate, the Renewal Term, Lessee shall hold the Premises upon the same terms and conditions and under the same stipulations and agreements as are in this Lease contained, except that each monthly installment of rent payable shall be one hundred fifty (150%) percent of the amount payable by Lessee immediately prior to any such holdover, and no holding over by Lessee shall operate to renew this Lease, or shall create any other type of tenancy whatsoever.

19. LESSEE’S PERSONALTY.
19.1. All furniture, furnishings, trade fixtures, business machines, communications equipment, movable partitions, and any other such property and equipment supplied and owned by Lessee (“Lessee’s Personalty”) and installed or used by Lessee at the Premises (whether or not attached thereto) shall remain the property of Lessee, and shall promptly be removed upon the demand of Lessor (or at Lessee’s election) upon the termination of the Initial Term or (if appropriate) the Renewal Term (howsoever determined) and following such removal, Lessee shall repair any damage caused thereby, provided that “damage” shall not include damages as a result of diminution in value resulting from such removal.
20. NOTICE.
20.1. Any and all notices called for or required by any provision of this Lease shall be delivered to the respective parties by certified mail, return receipt requested, at the following address:
(a)	To Lessor:

M&M Realty c/o Melvyn J. Powers Commerce Park P.O. Box 581 Danbury, Connecticut 06813

With a copy to:

John R. Ward, Esq. Pullman & Comley 850 Main Street P.O. Box 7006 Bridgeport, Connecticut 06601-7006

(b)	To Lessee:

Advanced Technology Materials, Inc. Attention: Daniel P. Sharkey 7 Commerce Drive Danbury, Connecticut 06810
With a copy to:

Stephen J. Geissler, Esq. Shipman & Goodwin 1 American Row Hartford, Connecticut 06103-2819
Such addresses may be changed by either party by notifying the other party in the above stipulated manner.

21. SECURITY DEPOSIT.
21.1. Lessee has heretofore deposited with Lessor the sum of THIRTY-EIGHT THOUSAND ONE HUNDRED SEVENTY-TWO AND 75/100 ($38,172.75) DOLLARS as security for the faithful performance and observance by Lessee of the terms and conditions of this Lease (the “Security Deposit”). It is agreed that in the event Lessee defaults which respect to any of the terms and conditions of this Lease, including (but not limited to) the payment of Rent, Lessor may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or other sums owed by Lessee to Lessor hereunder, including damages or deficiency accrued before or after summary proceedings or other re-entry. In the event that Lessor shall so use any portion of the Security Deposit, but shall elect not to terminate this Lease as a result of the default in question, then Lessee shall promptly deliver to Lessor sufficient funds to replenish the Security Deposit to said sum of $38,172.75. In the event that Lessee shall fully and faithfully comply with all of the terms and conditions of this Lease, the Security Deposit shall be returned to Lessee (or so much thereof as shall not have been applied by Lessor under the provisions hereof) upon demand following the expiration of the Initial Term (or Renewal Term, if appropriate) and after delivery of vacant possession of the Premises to Lessor. Lessor shall place the Security Deposit in a separate account and shall not commingle the same with other funds of Lessor, provided that any and all interest earned thereon shall be the sole and absolute property of Lessor. In the event of a sale of the Premises, Lessor shall have the right to transfer the Security Deposit to the purchaser thereof and Lessor shall thereupon be automatically released by Lessee from all liability for the return of the same without the necessity of further documentation.
22. BROKERAGE.
22.1. Lessor and Lessee represent and warrant, each to the other, that they neither consulted nor negotiated with any broker or finder with respect to the leasing of the Premises, and agree to indemnify and hold the other harmless from any damages, costs and expenses suffered by the other by reason of any breach of the foregoing representation. Lessor shall have no liability for brokerage commissions arising out of any sublease or assignments by Lessee, and Lessee shall and does hereby indemnify Lessor and holds Lessor harmless from any and all liabilities for brokerage commissions arising out of any such sublease or assignment.

23. RENEWAL TERM.
23.1. Lessee shall have the option to lease the premises during the Renewal Term upon the following terms and conditions:
(a) That at the time of the exercise of such right Lessee shall not be in default in the performance of any of the terms, covenants or conditions herein contained with respect to which notice of default has been given hereunder (where required) and which has not been remedied within the applicable grace period;
(b) That the Renewal Term shall be upon the same terms, covenants and conditions as this Lease, except with respect to the amount of the Fixed Rent which shall be that set out in Section 5.4 above;
(c) That Lessee shall exercise Lessee’s option hereunder by notifying Lessor of Lessee’s election to exercise the same at least twelve (12) months prior to the expiration of the Initial Term, so that upon the delivery of any such notice, this Lease shall be deemed extended for the Renewal Term without execution of any further instrument.
23.2. In addition to the Fixed Rent, Lessee shall continue to pay Additional Rent throughout the Renewal Term in the manner provided for in Section 6.1 above.
24. END OF TERM.
24.1. At the expiration or sooner termination of the Initial Term or Renewal Term (as appropriate) Lessee shall quit and surrender to Lessor the Premises, broom clean and in good order and condition, ordinary wear and tear, condemnation, damage by casualty and damage to be repaired by Lessor excepted and together with any and all Alterations unless Lessor shall have instructed Lessee to remove the same, assuming Lessor shall have the authority to do so pursuant to the provisions of Section 10.7 above. Any Lessee’s Personalty remaining on the Premises may, at the option of Lessor, be deemed to be abandoned and thereafter may either be retained by Lessor as Lessor’s personal property or be disposed of in such manner as Lessor may deem fit. Lessee shall reimburse Lessor for any costs incurred by Lessor for the removal and/or storage of Lessee’s Personalty.
25. WAIVER.
25.1. The failure of Lessor to insist upon strict performance of any of the covenants or conditions of this Lease, shall not be construed as a waiver or relinquishment of any such covenants or conditions, but the same shall be and remain in full force and effect.

26. SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE.
26.1. This Lease shall be subject and subordinate to the lien of any existing mortgage covering the Premises, or any part thereof, and to any future mortgage, provided that any such future mortgage (or a subordination, non-disturbance and attornment agreement entered into for the benefit of Lessee from the holder thereof) shall provide that the Fee Mortgagee holding such mortgage shall not be entitled to terminate this Lease, or in any way disturb Lessee’s use and enjoyment and will recognize Lessee’s rights contained in this Lease, where Lessee is not then in default hereunder beyond any applicable grace period with respect to such default. Lessor shall use reasonable efforts to obtain similar non-disturbance agreements from any existing Fee Mortgagee.
26.2. Subject to the provisions of 26.1 above, Lessee agrees that Lessee shall attorn to and recognize any foreclosing Fee Mortgagee or other such successor in interest to Lessor, as Lessee’s landlord hereunder.
27. ESTOPPEL CERTIFICATE.
27.1. Within ten (10) days following any written request which either party may make from time to time, the other party shall execute and deliver a statement, certifying (i) the Commencement Date; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the Rent has been paid (iv) the fact that there are no current defaults under this Lease by either Lessor or Lessee, except as specified in such statement, and (v) such other matters reasonably requested. Lessor and Lessee intend, agree and understand that any such statement delivered pursuant to this Section 27.1 may be relied upon by any Fee Mortgagee, beneficiary, purchaser or prospective purchaser, mortgagee or subtenant of the Premises or the Building or any interest therein.
27.2. Either party’s failure to deliver any such statement within the period specified, after receipt of notice, shall be conclusive upon such party that this Lease is in full force and effect without modification, that there are no uncured defaults by the requesting party and that not more than one (1) month’s Rent has been paid in advance.
28. NOTICE OF LEASE.
28.1. Lessor and Lessee shall execute, in recordable form, a Notice of Lease pursuant to Section 47-19 of the Connecticut General Statutes.

29. DEFINITION OF LESSOR.
29.1. The term “Lessor” as used in this Lease, so far as covenants or obligations on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to the Premises. In the event of any transfer, assignment or conveyance of such title to a Person not Controlled by Lessor or related to Lessor, Lessor herein named shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed (except as may be attributable to the period preceding said conveyance, unless expressly assumed by the transferee of any such interest) and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Lessor hereunder, during such transferee’s ownership of the Premises. Lessor may, at any time during the Initial Term or the Renewal Term (if appropriate), transfer Lessor’s interest in the Premises.
30. LIMITATION ON LIABILITY.
30.1. Except as herein expressly stated to the contrary, it is hereby understood and agreed that neither Melvyn J. Powers nor Mary P. Powers shall have any personal liability hereunder with respect to any of the covenants, conditions or provisions of this Lease, and that in the event of a breach or default by Lessor with respect to any of Lessor’s obligations hereunder, Lessee shall look solely to the estate and property of Lessor (or either of them) in the Premises, for the satisfaction of Lessee’s remedies, including the collection of a judgment (or other judicial process) requiring the payment of money by Lessor, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction thereof. The provisions of this Section 30 shall apply only to the Lessor above named. The provisions are not for the benefit of any insurance company or any other third party.
31. TERMS AND HEADINGS.
31.1. The words “Lessor” and “Lessee” as used herein shall include the plural as well as the singular. Words used in either gender include the other genders. The Section headings contained in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.
32. INVALIDITY.
32.1. The invalidity of any provision of this Lease shall not be deemed to impair or affect in any manner the validity, enforceability or effect of the remainder of this Lease, to the extent such remainder may be given effect in the absence of said invalid provision(s), and, in such event, all of the other provisions of this Lease shall continue in full force and effect as if such invalid provision had never been included herein.
33. LESSOR’S SIGNS.
33.1. Lessor may at any time place on or about the Premises (excluding the Building) any “For Sale” signs, and at any time during the last one hundred eighty (180) days of the Initial Term, or (if appropriate) the last one hundred eighty (180) days of the Renewal Term, Lessor may place “For Lease” signs on or about the Premises and/or the Building.

34. QUIET ENJOYMENT.
34.1. Lessor hereby represents and warrants that Lessor owns fee simple title to the Premises and has full authority to grant this Lease and that no other person, firm or corporation need join in the execution of this Lease by Lessor in order to make Lessor’s execution of this Lease complete or appropriate. Lessor further covenants that Lessee, upon paying the Rent and faithfully performing Lessee’s other obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Initial Term and the Renewal Term (if appropriate) without hinderance, ejection or molestation by any person claiming under Lessor, subject to the terms and provisions of this Lease.
35. LESSOR’S DEFAULT.
35.1. In the event Lessor shall fail to perform or observe any term, covenant, or condition of Lessor hereunder after thirty (30) days written notice from Lessee of such failure or, if such failure is not capable of being cured within such thirty (30) day period and Lessor shall fail to commence to cure the same within such thirty (30) day period and thereafter diligently pursue such cure to completion within a reasonable time, then Lessee shall have the right (but not the obligation) to perform such obligation and to charge the cost thereof to Lessor, provided that Lessee shall have the right to perform such obligation immediately and without notice in the case of an emergency or material interference with Lessee’s ability to use the Premises. Lessee shall submit a bill to Lessor for the reasonable cost of performing such work, which amount shall be payable by Lessor within ten (10) days after receipt thereof. It is agreed and understood that in no event shall Lessee be permitted to setoff any such sum allegedly due to Lessee against the Rent reserve hereunder.
35.2. If Lessor rejects this Lease in bankruptcy, Lessee may, at Lessee’s option, terminate this Lease. If Lessee elects to remain in possession after such rejection by Lessor, the rights and remedies of the parties shall be governed by the terms and conditions of this Lease.
36. ATTORNEY’S FEES.
36.1. In any proceeding which Lessor or Lessee may prosecute to enforce such party’s rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party, including reasonable attorney’s fees. Prior to commencing any proceeding, the parties shall each submit to the other a final offer of settlement. The failure of a party (as plaintiff) to submit a settlement offer shall be deemed a demand for all of the relief requested in such party’s complaint and the failure of a party (as defendant) to submit a responding settlement offer within ten (10) days after receipt of the settlement offer from the plaintiff party shall be deemed a rejection of any relief for the benefit of the plaintiff party. If the forum in which the proceeding is heard renders a judgment at least as favorable to a party as such party’s settlement offer, then such party shall be deemed the prevailing party for the purposes of this Section 36.1.

37. ACCORD AND SATISFACTION.
37.1. No payment by Lessee or receipt by Lessor of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check (or contained in any letter accompanying any check) be deemed to constitute an accord and satisfaction, and Lessor may accept any such payment of a lesser amount without prejudice to Lessor’s right to recover the balance of the Rent or to pursue any other remedy provided in this Lease, or available at law.
38. BINDING EFFECT.
38.1. This Lease shall inure to the benefit of Lessor and Lessee, and their respective successors, heirs and assigns, as appropriate. Words importing the singular number include the plural number and vice versa.
39. ENTIRE AGREEMENT AND GOVERNING LAW.
39.1. This Lease contains the entire agreement between Lessor and Lessee and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (i) expressly refers to this Lease, and (ii) is executed by the party against whom enforcement of such change, modification, termination, discharge or waiver is sought. All Exhibits attached hereto or referred to herein form an integral part of this Lease and are hereby incorporated by reference.
39.2. The laws of the State of Connecticut shall govern and control the validity, interpretation, construction, performance and enforcement of this Lease and shall apply to any disputes or controversies arising out of or pertaining to this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this Lease as of the day and year first above written.
Signed, sealed and delivered in the presence of:

/s/ John R. Ward	/s/ Melvyn J. Powers

John R. Ward	Melvyn J. Powers
[ILLEGIBLE]

/s/ John R. Ward	/s/ Mary P. Powers

John R. Ward	Mary P. Powers
[ILLEGIBLE]

Witnessed By:	ADVANCED TECHNOLOGY MATERIALS, INC.

/s/ [ILLEGIBLE]	By:	/s/ Daniel P. Sharkey

Notary Public		Its: VP-CFO
Duly Authorized
My Commission Expires

11-30-98

EXHIBIT A
PREMISES
Two (2) certain pieces or parcels of land, together with the buildings thereon, situate in the City of Danbury, County of Fairfield and State of Connecticut, and bounded and described as follows:
FIRST PARCEL:
A certain piece or parcel of land, together with the buildings thereon, situate in the City of Danbury, County of Fairfield and State of Connecticut, in Beaverbrook District, on Commerce Drive, so-called, and bounded:

Southerly:	by the Second Parcel, hereinafter described, a distance of 439 feet;

Easterly:	by land now or formerly of the Estate of Catherine Simek, et al, a distance of 368.62 feet;

Northerly:	by other land of Commerce Park, Incorporated, a distance of 503 feet; and

Westerly:	by Commerce Drive and other land of Commerce Park, Incorporated, a distance of 475 feet, being shown and designated as “Parcel 3” on map entitled: “Map Showing Development of Commerce Park, Eagle Road, Beaver Brook District, Danbury, Conn.”, Scale 1” = 100’ dated March 2, 1964, Certified Substantially Correct by Douglas Watson, P.E. & L.S. and on file in the Office of the Danbury Town Clerk as Map No. 3469 to which reference may be had.

SECOND PARCEL:
A certain piece or parcel of land situate in the City of Danbury, County of Fairfield and State of Connecticut, commencing at the Southwesterly corner of the First Parcel hereinbefore described, and proceeding South 86° 05’ East, a distance of 439 feet along a stonewall to a point which is the Southeasterly corner of the aforementioned “Parcel 3” thence turning, and proceeding in a Southerly direction, a distance of 25 feet to a point; thence turning and proceeding in a Westerly direction, a distance of 425 feet, more or less, to extension of Commerce Drive as shown on said Map; thence turning and proceeding Northerly, a distance of 75 feet, more or less, along the Easterly side of Commerce Drive to the point or place of beginning.
Said premises being bounded:

Northerly:	by First Parcel above described;

Easterly
Southerly
and Westerly:	by land now or formerly of Seymour R. Powers.
Together with the right to pass and repass, for all purposes, over the roadway known as Commerce Drive as shown on said Map No. 3469 and together with the right to pass and repass for all purposes over other land within said Commerce Park, located along the westerly boundary of the First Parcel above described.

EXHIBIT B
LESSOR’S WORK
1.	Repair and replace ceiling overhang on the outside office area.

2.
Remove the four concrete pads within the back fenced area at the rear of the Building. Regrade and landscape with suitable topsoil and grass and plantings. Prior to landscaping, Lessor shall provide plans and specifications to Lessee for its written consent thereto, which consent shall not be unreasonably withheld or delayed.

3.
Reface the front exterior of the Building with “drivit”. Install new metal spandrels and install new one-inch thermal tinted glass to upgrade entire front of the Building. Prior to construction, Lessor shall provide plans and specifications to Lessee for its written consent thereto, which consent shall not be unreaasonably withheld or delayed.

4.	Replace the roof of the Building with a new roof of such quality as shall be acceptable to Lessee (exercising reasonable discretion) which shall include:
(a)	Mechanically fastened R12.50 polyisocyanurate roof insulation;

(b)	5” perlite overlayment prior to installation of a 4-ply smooth surface fiberglass and asphalt roof;

(c)	New cant strip and composition base flashings at all intersecting walls and penetrations;

(d)	Copper pitch boxes and new expansion joints where necessary;

(e)	Staging and rigging to OSHA approval level;

(f)	New baked enamel finish aluminum gravel stop at the perimeter walls; and

(g)	Steel deck replacement where necessary.

EXHIBIT C
LESSEE’S INITIAL WORK
Lessee shall remove and dispose of the following HVAC equipment:

Item	Quantity	Unit	Description	Location

(i)	1	Ea.	100 Ton Cooling Tower	Center Building Roof
(ii)	1	Ea.	250 Ton Cooling Tower	South West Roof
(iii)	1	Ea.	250 Ton Chiller	Mechanical Room South
(iv)	1	Ea	AHU	South West Roof
(v)	1	Ea.	15 Ton DX Cond.	North West Roof
(vi)	1	Lot	Misc. Exhaust Fans	Center Building Roof

EXHIBIT D
LESSEE’S ADDITIONAL WORK
1.	Lessee will remove and dispose of the following items:

Item	Quantity	Unit	Description	Location

(i)	3	Ea.	20 T DX Cond.	Upper Roof Office Area
(ii)	1	Ea.	20 T DX Cond.	Cafeteria Center East, Roof
(iii)	1	Ea.	20 T DX Cond.	Administration Area, Roof
(iv)	2	Ea	25 T DX Cond.	Novapure Office Area NE
(v)	1	Ea.	40 T CHW-AHU	Novapure Lab Area NW
(vi)	1	Ea	15 T DX Cond.	Novapure Plant North
(vii)	1	Ea.	20 T DX Cond.	Novapure Shiving Area NW
(viii)	1	Ea.	15 T DX Cond	Novapure Shiving Area NW
(ix)	2	Ea.	30 T DX Cond.	Reagents Lab West
(x)	1	Ea.	20 T DX Cond.	Clean Room Make-up Air West
(xi)	2	Ea.	30 T DX Cond.	Clean Room Make-up Air, West
(xii)	3	Ea.	20 T DX Cond.	Clean Room Recirc. Unit, Mid Center
(xiii)	1	Ea.	30 T DX Cond.	PC Lab Roof
(xiv)	1	Ea.	125 T Chiller	Outside Yard West
(xv)	1	Ea.	80 T CHW AHU	Fibers & Millipore Roof
(xvi)	2	Ea.	60 T Trane Chillers	North on Ground
(xvii)	1	Ea.	60 T DX AHU	Clean Room Make-up Air, West Mid Roof
(xviii)	1	Ea.	60 T DX AHU	Inside Building
2.
Lessee will remove all existing wiring, duct work and piping from within the Building and shall repair and restore any damage occasioned thereby (including in particular, any roof penetrations), which work shall include in particular (but without limitation) removal of all such items from within the existing seven laboratories and the existing clean room.

3.
Lessee shall remove wiring, duct work and piping or other systems (mechanical or electrical) associated with any of the equipment listed under Paragraph 1 above and/or associated with any of the equipment listed under Exhibit C.

4.	If Lessor shall so require, Lessee will remove any alterations carried out by Lessee for which Lessor’s consent was not required or sought and shall repair and restore any damage occasioned thereby.

5.	Lessee will install or leave in place an adequate HVAC system or systems, serving the entire Building (for normal office use), to the reasonable satisfaction of Lessor.

EXHIBIT E
TRI-PARTITE AGREEMENT
THIS TRI-PARTITE AGREEMENT (this “Agreement”) is made as of the 23rd day of December, 1994 by and among MELVYN J. POWERS and MARY P. POWERS, individuals d/b/a M & M REALTY, with an office address at 7 Finance Drive, Danbury, Connecticut 06810 (the “Powers”), NATIONAL SEMICONDUCTOR CORPORATION (“NSC”), a corporation organized and existing under the laws of the State of Delaware, with a principal address at 2900 Semiconductor Drive, M/S 16-160, Santa Clara, California, 95052-8090 and ADVANCED TECHNOLOGY MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware with an office address at 7 Commerce Drive, Danbury, Connecticut 06810 (“ATM”).
BACKGROUND
Pursuant to a Lease Agreement (the “Lease”) dated December 4, 1979, Commerce Park, Incorporated leased to NSC those premises known as 7 Commerce Drive, Danbury, Connecticut as therein more particularly described (the “Premises”) for a term due to expire on August 31, 1995. As of August 1, 1990 NSC sublet the Premises to ATM for the remainder of the Lease (the “Sublease”) and together with the Sublease, ATM and NSC entered into a side letter agreement (the “Side Letter”) pursuant to which Side Letter (inter alia) NSC agreed to pay to ATM the sum of One Million ($1,000,000) Dollars (the “Restoration Sum”) in the event that ATM subsequently entered into a lease of the premises with the Powers (being the current landlord pursuant to the Lease) or purchased the same. On the 23rd day of December, 1994, ATM entered into a lease with the Powers which lease (the “New Lease”) is to commence upon the expiration of the Lease. Pursuant to the terms and conditions of the New Lease, it has been agreed between ATM and the Powers that the Restoration Sum shall become the property of the Powers in consideration of the work to be performed by the Powers.
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, it is agreed by and among the Powers, NSC and ATM as follows:
1.
In accordance with NSC’s obligation pursuant to the Side Letter, NSC, at the direction of ATM and the Powers, hereby unconditionally releases and delivers the Restoration Sum to the law firm of Pullman & Comley as the “Escrowee” pursuant to the provisions contained in that certain “Escrow Agreement” dated December 23, 1994, and made by and among the Powers, ATM and Escrowee, a copy of which Escrow Agreement is attached as Exhibit F to the New Lease. Escrowee shall retain $750,000.00 of the Restoration Sum representing the “Escrow Sum” pursuant to the Escrow Agreement and shall immediately deliver the remaining $250,000.00 to the Powers, which sum shall be the sole and absolute property of the Powers, regardless of any contrary provisions contained in the Side Letter with respect to the obligations of ATM.

2.
NSC and ATM hereby expressly acknowledge, stipulate and agree that the terms and conditions of the New Lease and any and all auxiliary documentation contemplated thereby and made thereunder including (without limitation) this Agreement shall supersede in all respects the terms and conditions of the Side Letter, so that subject to receiving the Release referred to in Paragraph 3 below, NSC has no further interest in the Restoration Sum and ATM and the Powers are free to dispose of the same in such manner as agreed pursuant to the terms and conditions of the New Lease.

3.
Following Escrowee’s receipt (in immediately available funds) of the Restoration Sum, the Powers agree to release NSC from NSC’s restoration obligations pursuant to the Lease, in the form attached hereto as Schedule A and made a part hereof.

4.	This Agreement is made under and shall be construed in accordance with the laws of the State of Connecticut.
IN WITNESS WHEREOF, the Powers, NSC and ATM have executed this Agreement as of the day and year first above written.

Melvyn J. Powers

Mary P. Powers

NATIONAL SEMICONDUCTOR CORPORATION

By:

Its

ADVANCED TECHNOLOGY MATERIALS, INC.

By:

Its

SCHEDULE A
RELEASE
TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME, GREETING:
KNOW YE, that MELVYN J. POWERS AND MARY P. POWERS, individuals d/b/a M & M REALTY, with an office address at 7 Finance Drive, Danbury, Connecticut 06810 (together the “Releasor”), for good and valuable consideration to them in hand presented on behalf of NATIONAL SEMICONDUCTOR CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with a principal address at 2900 Semiconductor Drive, M/S 16-160, Santa Clara, California 95052-8090 (the “Releasee”), the receipt of which is hereby acknowledged, have remised, released, and forever discharged, and by these presents do for their heirs, representatives, successors and assigns, remise, release and forever discharge Releasee and Releasee’s successors and assigns, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, rights, privileges, contracts, controversies, agreements, guarantees, endorsements, promises, damages, judgments, executions, claims and demands whatsoever which Releasor would otherwise have with respect to Releasee’s obligation to restore those premises known as 7 Commerce Drive, Danbury, Connecticut 06810 (the “Premises”) pursuant to that certain Lease Agreement dated December 4, 1979, with respect to the Premises made by and between Commerce Park, Incorporated, and Releasee (the “Lease”) upon the expiration of the Lease.
IT IS AGREED, STIPULATED AND UNDERSTOOD by and between Releasee and Releasor that this Release is expressly limited to said obligation to restore and shall not be construed as extending to any other obligation (now or hereafter existing) of Releasee to Releasor, whether contained in the Lease or existing at law or in equity or otherwise, and in particular (but without prejudice to the generality of the foregoing) it is agreed and understood that Releasee’s obligations with respect to the payment of rent contained in the Lease shall not be in any way affected hereby and that this Release shall have no effect whatsoever with respect to any and all liabilities or obligations of Releasee to Releasor concerning any environmental condition at the Premises, including (without limitation) Releasee’s responsibility to carry out (or have carried out) any governmentally mandated cleanup of any environmental condition arising at the Premises during the term of the Lease, which responsibility is hereby expressly acknowledged by Releasee.

IN WITNESS WHEREOF, Releasor and Releasee have executed this Release as of the day of                     , 1994.
Signed, sealed and delivered in presence of:

Melvyn J. Powers

Mary P. Powers

NATIONAL SEMICONDUCTOR CORPORATION

By:

STATE OF CONNECTICUT	)
	)	ss:
COUNTY OF FAIRFIELD	)
On this the                      day of December, 1994, before me,                                          the undersigned officer, personally appeared Melvyn J. Powers, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.
IN WITNESS WHEREOF, I hereunto set my hand.

Commissioner of the Superior Court
Notary Public

My Commission Expires:

STATE OF CONNECTICUT	)
	)	ss:
COUNTY OF FAIRFIELD	)
On this the                      day of December, 1994, before me,                                          the undersigned officer, personally appeared Mary P. Powers, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that she executed the same for the purposes therein contained.

2

IN WITNESS WHEREOF, I hereunto set my hand.

Commissioner of the Superior Court
Notary Public

My Commission Expires:

STATE OF CONNECTICUT	)
	)	ss:
COUNTY OF FAIRFIELD	)
On this the                      day of December, 1994, before me,                                          the undersigned officer, personally appeared                                                             , who acknowledged himself to be the                                                              of National Semiconductor Corporation, a corporation, and that he as such officer, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such officer.
IN WITNESS WHEREOF, I hereunto set my hand.

Commissioner of the Superior Court
Notary Public

My Commission Expires:

3

EXHIBIT F
ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is made this 23rd day of December, 1994, by and among MELVYN J. POWERS and MARY P. POWERS, individuals d/b/a M & M REALTY with an office address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”), ADVANCED TECHNOLOGY MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware, with an office address at 7 Commerce Drive, Danbury, Connecticut 06810 (“Lessee”) and PULLMAN & COMLEY, a general partnership having an office and place of business at 850 Main Street, Bridgeport, Connecticut 06604 (“Escrowee”).
BACKGROUND:
As of even date herewith, Lessor and Lessee have entered into an Agreement of Lease (the “Lease”) with respect to those premises known as 7 Commerce Drive, Danbury, Connecticut (the “Premises”). Pursuant to the Lease, Lessor has agreed to carry out “Lessor’s Work” at the Premises (as therein more particularly defined), and in connection with the Lessor’s Work, it has been agreed that the sum of $750,000.00 shall be put in escrow with the Escrowee (the “Escrow Sum”), which Escrow Sum is to be used to fund the performance of Lessor’s Work.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in the Lease and contained herein, Lessor, Lessee and Escrowee agree as follows:
1. Pursuant to the provisions of the Tri-Partite Agreement made of even date herewith by and among Lessor, Lessee and National Semiconductor Corporation, immediately upon Escrowee’s receipt of the “Restoration Sum” (as defined in Section 2.5 of the Lease), Escrowee shall promptly deposit the Escrow Sum in a money market account (or money market accounts) in Escrowee’s name as escrow agent for Lessor and Lessee at a Connecticut banking corporation (or banking corporations) of Escrowee’s choice, provided that the same shall be acceptable to both Lessor and Lessee (exercising reasonable discretion). In the event that the Restoration Sum is not delivered to Escrowee by February 15, 1995, then subject to any further express written agreement between all of the parties hereto, this Agreement shall thereafter be null and void and of no further effect, so that no party shall have any further rights, duties, liabilities or obligations hereunder.
2. (a) With respect to each individual item of Lessor’s Work as numbered 1 through 4 on Exhibit B to the Lease (an “Item”), at such time as Lessor shall have substantially completed thirty-five (35%) percent thereof, Lessor shall deliver a bill therefor (together with such breakdown thereof as Lessee shall reasonably require), and, if Lessee shall approve the same, Lessor and Lessee shall give joint notice to Escrowee to pay the agreed amount to Lessor out of the Escrow Sum, subject to a retainage of ten (10%) percent. With respect to each Item, at such time as Lessor shall have substantially completed seventy (70%) percent thereof, Lessor shall deliver a bill therefor (together with such breakdown thereof as Lessee shall reasonably require) and, if Lessee shall approve the same, Lessor and Lessee shall give joint notice to Escrowee to pay the agreed amount to Lessor out of the Escrow Sum, subject to a retainage of ten (10%) percent. With respect to each Item, at such time as Lessor shall have substantially completed one hundred (100%) percent thereof, Lessor shall deliver a bill therefor (together with such breakdown thereof as Lessee shall reasonably require) and, if Lessee shall approve the same, Lessor and Lessee shall give joint notice to Escrowee to pay the agreed amount to Lessor out of the Escrow Sum, subject to a retainage of ten (10%) percent. Following “punchlist” work (if any) with respect to any Item, Lessor and Lessee shall give joint notice to Escrowee to pay to Lessor the appropriate retainages with respect to the Item in question.

(b) In the event of any dispute which Lessor and Lessee are unable to settle in a mutually acceptable manner, then Lessor and Lessee shall jointly appoint an independent, disinterested architect (the “Arbitrator”) who shall informally arbitrate as to whether the work in question has been substantially completed in accordance with the terms of the Lease, and/or the proper cost thereof or whether “punchlist” work has been completed (as appropriate) and the decision of the Arbitrator shall be final and binding upon the parties. Lessor and Lessee shall share equally in the Arbitrator’s fees, regardless of the outcome of such arbitration. In the event that Lessor and Lessee are unable to agree upon the identity of the Arbitrator, then the dispute shall be referred to arbitration in accordance with the rules of the American Arbitration Association.
3. Upon completion of Lessor’s Work, including any “punchlist” work (as jointly certified in writing by Lessor and Lessee) Escrowee shall pay any remaining part of the Escrow Sum, together with all interest earned thereon to Lessor, all of which monies shall be the sole and absolute property of Lessor.

4. In the event that Escrowee shall receive from either party any demand or request for a payment out of the Escrow Sum in a form or manner inconsistent with the procedures herein contained (an “Invalid Request”) then Escrowee shall not make any payment with respect thereto, but shall notify the other party of Escrowee’s receipt of the same. Thereafter, Escrowee shall not make any payment pursuant to such Invalid Request unless subsequently instructed to do so in writing by Lessor and Lessee, or until such a disbursement from the Escrow Sum is directed by a final judgment or order of a court of competent jurisdiction, which judgment or order (in the opinion of counsel to Escrowee) is final and binding on Escrowee, Lessor and Lessee, and is not subject to further appeal. In either of such events, Escrowee shall make a disbursement from the Escrow Sum in accordance with such instruction or such final judgment or order as the case may be. Escrowee shall not become liable for any refusal to deliver any part of the Escrow Sum in accordance with this Paragraph 4, and furthermore, Escrowee shall have the right at any time to pay the Escrow Sum, or any part thereof, into any court of competent jurisdiction in Fairfield County, Connecticut (by way of interpleader proceedings), for payment to the appropriate party, whereupon Escrowee’s obligations with respect to the Escrow Sum, or with respect to such part thereof as shall have been paid into such court, shall terminate.
5. Escrowee shall be under no obligation to release any information concerning the Escrow Sum, except upon receipt of a written request by either Lessor or Lessee or their authorized representatives.
6. All disbursements of the Escrow Sum shall be made by Escrowee’s check or by wire transfer.
7. As a controlling part of the consideration for the acceptance of its responsibilities hereunder, it is agreed and understood that Escrowee shall not be liable for any acts or omissions done in good faith, nor liable for any claims, demands, losses or damages made, claimed or suffered by any party hereto, except as such may arise through or because of Escrowee’s willful misconduct or gross negligence. Lessor and Lessee hereby agree to indemnify and hold Escrowee harmless against any and all losses, claims, damages, liabilities and expenses, including, without limitation, costs of investigation and counsel fees which may be imposed upon Escrowee or incurred by Escrowee in connection with the performance of Escrowee’s duties hereunder and/or any disputes or litigation arising hereunder. Lessor and Lessee shall share equally Escrowee’s reasonable fee in administering the Escrow Sum and otherwise performing Escrowee’s obligations hereunder.

8. All notices, requests, demands, elections, concerns, approvals, and other communications made hereunder (a “Notice”) must be in writing and addressed to the parties as follows:
If to Lessor or to Lessee:
In accordance with the provisions contained in Section 20 of the Lease.
If to Escrowee:
John R. Ward, Esq.
Pullman & Comley
850 Main Street
Bridgeport, Connecticut 06604
Any Notice required or permitted to be given or to made hereunder shall be deemed duly given or made only if delivered in accordance with the provisions contained in Section 20 of the Lease.
9. Lessor and Lessee shall furnish Escrowee with their respective taxpayer identification numbers to enable Escrowee to file appropriate income tax information returns with respect to any interest or other income from the Escrow Sum.

IN WITNESS WHEREOF, Lessor, Lessee and Escrowee have executed this Agreement as of the day and year first above written.

LESSORS:

M&M REALTY

Melvyn J. Powers

Mary J. Powers

LESSEE:

ADVANCED TECHNOLOGY MATERIALS, INC.
By:
Its

PULLMAN & COMLEY
By:
John R. Ward
Duly Authorized